SEPARATION AGREEMENT

This Separation Agreement is made this 18th day of May, 2007 between Nalco Company, for itself and on behalf of its direct or indirect affiliates, parents, subsidiaries and predecessors (collectively the “Company” or “Nalco”) and Daniel M. Harker (“Mr. Harker”).

Recitals

Mr. Harker’s employment with the Company will be terminated on June 30, 2007, and he will provide consulting services to the Company from July 1, 2007 to September 30, 2007 as requested by the Company to permit a reasonable transition of his responsibilities.

Mr. Harker entered into a letter Agreement with the Company (then known as Nalco Chemical Company) on August 18, 2000, an Employment Agreement with the Company (then known as Ondeo Nalco Company) on January 1, 2003, a Severance Agreement with the Company with effective date of January 1, 2004, and may have entered into other agreements with predecessors of the Company (collectively all of these agreements referred to as the “Agreements”).

Mr. Harker entered into a Death Benefit Agreement with the Company (then Nalco Chemical Company) on January 1, 2000 (the “Death Benefit Agreement”).

Mr. Harker entered into a Management Members Agreement with Nalco LLC, an indirect parent of Nalco, on or about June 30, 2004, pursuant to which Mr. Harker was given the opportunity to invest in certain equity ownership units in Nalco LLC (the “Management Members Agreement”).

Mr. Harker signed a consent permitting certain acceleration rights for the C and D Units on December 13, 2006 (the “Consent Memorandum”).

Agreement

Accordingly, Mr. Harker and Nalco agree as follows:

1.	Termination of Employment and Consulting Services

Effective June 30, 2007, Mr. Harker will be terminated from all positions held by him as an officer, employee or director of Nalco, and all of its direct or indirect subsidiaries, parents and affiliates. Mr. Harker shall execute any requested forms to resign from such positions. From July 1, 2007 to September 30, 2007, Mr. Harker will provide consulting services as reasonably requested by Nalco and Nalco shall pay him a fee equal to the base salary he was receiving at the time of his termination. The payments of this fee will be on the same schedule as his former salary, but as a consultant he shall be an independent contractor entitled to no other benefits, except as provided herein.

2.	Separation Benefits
a.

Mr. Harker and Nalco LLC will separately enter into an amendment of the Management Members Agreement. This Agreement is conditioned upon the parties executing the described amendment to the Management Members Agreement and is subject to approval by the Company’s Board of Directors. If the Board of Directors refuses approval, this Agreement and the Management Members Agreement shall be void.

b.	The Company will continue Mr. Harker’s current medical and dental coverage for the period through June 30, 2007 at current cost.
c.	The Company will reimburse tax assistance for Mr. Harker up to a cap of $2500.
d.	The Company will assign to Mr. Harker title in the Company car which he has driven for the past 4 years. (Mr. Harker will not receive outplacement assistance).
3.	Waiver of Benefits

In addition to the offset right under paragraph (g) of the Consent Memorandum, Mr. Harker fully waives and releases any and all claim he has or might have had to the severance benefits under Section 3(a) of the January 1, 2004 Severance Agreement and further waives and releases any and all other claims he has to any payments or benefits, or any severance payments or severance benefits from Nalco or any of its direct or indirect affiliates, subsidiaries, parents or predecessors under the Agreements or any other agreements or commitments. Mr. Harker does not waive and release any claims under the Death Benefit Agreement.

4.	Reconciliation of Expense Reports, Travel Advances, Credit Card Charges, and Other Obligations

If he has not already done so, by July 15, 2007, Mr. Harker will deliver to Nalco a final written report and reconciliation of all outstanding travel advances and charges made against credit cards issued to Mr. Harker by or on behalf of Nalco. Mr. Harker shall identify those portions of advances and charges which were devoted to personal use and those portions that were devoted to the business purposes of Nalco. For the portions devoted to Nalco’s business purposes, Mr. Harker will provide all of the information normally provided under Nalco’s practices and procedures, with appropriate receipts.

Mr. Harker will also provide a detailed statement of all business expenses which Mr. Harker claims he incurred for Nalco’s business purposes which have not been reimbursed.

If the final report of business expenses, use of travel advances, and credit card charges reveals Mr. Harker owes Nalco money, the sum owing shall be promptly paid by him by check. If the report reveals Nalco owes Mr. Harker money, the sum owing shall be promptly paid by check.

By filing Mr. Harker’s final report of business expenses, expenditure of travel advances, and credit card charges, Mr. Harker warrants the accuracy of the report and also that there are no further credit card charges or business expenses (except minor telephone charges). Nalco shall not reimburse any subsequently reported expenses.

Mr. Harker agrees to return all Nalco property to Nalco promptly upon request.

5.	General Release and Covenant Not to Sue

In consideration of Nalco’s promises under this Separation Agreement, Mr. Harker individually, and Mr. Harker’s successors, assigns, heirs, and agents, and each and all of them, hereby unconditionally and forever release, acquit, and discharge Nalco, its direct or indirect parents, subsidiaries and affiliates, and each of their respective officers, directors, stockholders, employees, agents, and attorneys from any and all claims, demands, liabilities, and causes of action of every kind, nature and description whatsoever whether known or unknown, or suspected to exist, which Mr. Harker ever had or may now have up to the date of signing this Agreement, against Nalco, or any of them, including, without limitation, any claim arising out of or relating to (i) any aspect of Mr. Harker’s employment with Nalco, including the termination of such employment; (ii) any federal, state, local or other government statute, regulation or ordinance of any country, including but not limited to the following US laws, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, 29 U.S.C. sec. 621 et. seq. as amended by the Older Workers’ Benefit Protection Act of 1990, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and the Rehabilitation Act of 1973, The Worker Adjustment and Retraining Notification Act and (iii) the common law of the jurisdiction wherein Mr. Harker resides or any other jurisdiction, including without limitation, intentional infliction of emotional distress, breach of contract and any claims for consequential and/or punitive damages for any reason. It is the intention of Mr. Harker that in executing this Agreement Mr. Harker is providing a General Release and that it shall be an effective bar to each and every claim, demand and cause of action, either known or unknown, for all acts, or omissions of Nalco, its direct or indirect parents, subsidiaries and affiliates, and each of their respective officers, directors, stockholders, employees, agents, and attorneys, occurring prior to and up to the date this Agreement is executed. This release includes but is not limited to:

-	any claims for assault, battery, wrongful termination, defamation, invasion of privacy, intentional infliction of emotional distress, or any other tort or common law claims;
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any claim to challenge the enforceability of any provision of the Severance Agreement, including but not limited to the noncompetition, nondisclosure, and nonsolicitation provisions in the Severance Agreement;

-	any claims for the breach of any written, implied or oral contract;
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any claims of discrimination, harassment or retaliation based on such things as age, national origin, ancestry, race, religion, sex (including sexual harassment), sexual orientation, or physical or mental disability or medical condition or any other protected status;

-	any claims for benefits or monetary equivalent of benefits except as provided in this Agreement; and
-	any entitlement to reinstatement with or rehire or reemployment by Nalco.

Also waived are any rights to attorneys’ fees, compensation or other recovery as the result of any legal action brought by Mr. Harker or on Mr. Harker’s behalf by any other party, based on any right Mr. Harker has released and waived under this Separation Agreement.

Excepted from this release are claims challenging the validity of this Separation Agreement under the Age Discrimination in Employment Act. Mr. Harker’s release under the Age Discrimination in Employment Act does not apply to any claims that arise or may arise based on events that take place after the date Mr. Harker signs this Agreement. Also not released are any claims Mr. Harker may have for a) Worker’s Compensation benefits, b) accrued wages, accrued but unused vacation pay, and accrued commissions, if any, up to the date of termination, c) any vested pension benefits, or d) any right to unemployment benefits.

Mr. Harker warrants that he: (a) has read this Agreement and understands its provisions including the waivers and releases, (b) understands that this Agreement includes a release of any rights or claims under the Age Discrimination in Employment Act, (c) is waiving rights under this release on a voluntary basis, without coercion or duress, in compliance with the Older Workers Benefit Protection Act, and (d) has been advised to consult an attorney before signing this Agreement.

Mr. Harker agrees never to institute any charge, lawsuit, complaint, proceeding, grievance or action of any kind (at law, in equity or otherwise) in any state or federal court, or in any other public or private tribunal, against Nalco on any grounds, for any occurrence from the beginning of time to the effective date of this Agreement. The only exception to this covenant not to sue is a claim that challenges the validity of this Separation Agreement and alleges age discrimination. If Mr. Harker sues Nalco in violation of this Separation Agreement, then Mr. Harker shall be liable for Nalco’s actual attorneys’ fess and other litigation costs incurred in defending such matter

6.	Confidentiality and Covenants

Mr. Harker agrees not to disclose any of the terms of this Separation Agreement to anyone, other than Mr. Harker’s spouse, attorney, and accountant or as required by law. Mr. Harker may disclose the terms of this Separation Agreement to these individuals only upon the understanding they shall be bound not to disclose the terms to anyone else. Before disclosing these terms to them, Mr. Harker shall inform them of their confidentiality obligations.

Disclosure of the terms of this Separation Agreement by anyone to whom Mr. Harker discloses them shall be deemed an unauthorized disclosure by Mr. Harker.

In exchange for the consideration hereunder, during the term of this Agreement and for a period of two (2) years beginning on the effective date of termination, (i) Mr. Harker shall not, within any jurisdiction or marketing area in which the Company (or its subsidiaries and its affiliates) is doing business, directly or indirectly, own, manage, operate, control, consult with, be employed by, or participate in the ownership, management, operation or control of any business of the type and character engaged in or competitive with that conducted by the Company (or its subsidiaries and its affiliates).

Mr. Harker will not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Company of any such order), directly or indirectly, any confidential knowledge or information with respect to the business, operations, finances, organization or employees of the Company (or its subsidiaries and affiliates) or with respect to trade secrets, confidential or secret processes, services, techniques, product formulations, customer information, marketing or business plans with respect to the Company (or its subsidiaries and affiliates); and (ii) Mr. Harker will not use, directly or indirectly, any confidential information for the benefit of anyone other than the Company (or its subsidiaries and affiliates); provided, however, that Mr. Harker has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public other than through disclosure by Mr. Harker. All new processes, techniques, know-how, inventions, plans, products, patents and devices developed, made or invented by Mr. Harker, alone or with others, while an employee of the Company which are related to the business of the Company (or its subsidiaries and affiliates) shall be and become the sole property of the Company, unless released in writing by the Company, and Mr. Harker hereby assigns any and all rights therein or thereto to the Company. All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company, whether prepared by Mr. Harker or otherwise coming into his possession in the course of the performance of his services under this Agreement, shall be the exclusive property of Company and shall be delivered to Company and not retained by Mr. Harker (including, without limitations, any copies thereof) upon termination of this Agreement for any reason whatsoever.

Mr. Harker will communicate and disclose in writing to the Company all inventions, discoveries, improvements, machines, devices, designs, processes, products, software, treatments, formulae, mixtures and/or compounds whether patentable or not as well as patents and patent applications made, conceived, developed or acquired by Mr. Harker or under which Mr. Harker acquired the right to grant licenses or become licensed, whether alone or jointly with others, during his employment with the Company (all collectively referred to as “Inventions”). All of Mr. Harker’s right, title and interest in, to and under such Inventions, including licenses and right to grant licenses are the sole property of the Company and the same are hereby assigned to the Company. Any Invention disclosed by Mr. Harker to anyone within one (1) year after June 30, 2007, which relates to any matters pertaining to, applicable to, or useful in connection with, the business of the Company shall be deemed to have been made or conceived or developed by Mr. Harker during his employment with the Company.

For all of Mr. Harker’s Inventions, Mr. Harker will execute and deliver all documents which the Company shall deem necessary or appropriate to assign, transfer and convey to the Company, all of Mr. Harker’s right, title, interest in and to such Inventions, and enable the Company to file and prosecute applications for Letters Patent of the United States and any foreign countries on Inventions as to which the Company wishes to file patent applications; and do all other things (including the giving of evidence in suits and other proceedings) which the Company shall deem necessary or appropriate to obtain, maintain, and assert patents for any and all such Inventions and to assert its rights in any Inventions not patented.

Mr. Harker hereby assigns to the Company the copyright in all works prepared by Mr. Harker which are or were either within the scope of Mr. Harker’s employment with the Company; or, based upon information acquired from the Company not normally made available to the public; or, commissioned by the Company but not within Mr. Harker’s scope of employment.

Mr. Harker also agrees to do all things (including the giving of evidence in suits and other proceedings) which the Company shall deem necessary or appropriate to obtain, maintain, and enable the Company to protect its rights in and to such works.

Mr. Harker hereby releases and allows the Company to use, for any lawful purpose, any voice reproduction, photograph, or other video likeness of Mr. Harker made in the scope of Mr. Harker’s employment.

All expenses incident to any action required by the Company to assign Inventions or copyrights to the Company or so taken in its behalf pursuant to the terms of this Agreement shall be borne by the Company, including a reasonable payment for Mr. Harker’s time and expenses involved if not then in the Company’s employ.

Mr. Harker acknowledges that a breach of his covenants contained herein may cause irreparable damage to the Company (its subsidiaries and affiliates), the exact amount of which will be difficult to ascertain, that the remedies at law for any such breach will be inadequate and that the payments and other benefits, in this Separation Agreement and the amendment to the Management Members Agreement, are additional consideration for the covenants contained herein. Accordingly, Mr. Harker agrees that if he breaches any of the covenants contained herein, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief. In addition, the breach of any of the covenants contained herein shall entitle the Company to permanently withhold, and, if applicable, to recover from Mr. Harker any payments, benefits, or other entitlements, of any type owed by the Company to Mr. Harker under the Severance Agreement, the Consent Memorandum, this Separation Agreement, any other agreement or plan irrespective of whether the covenants in this Separation Agreement or the Severance Agreement are deemed enforceable by a court. The Company and Mr. Harker further acknowledge that the time, scope, geographic area and other provisions herein have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. In the event that the covenants herein shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

Mr. Harker agrees to cooperate with the Company during his employment hereunder and thereafter (including following Mr. Harker’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Company’s Board of Directors or its representatives or counsel, or representatives or counsel to the Company, as reasonably requested; provided, however that the same does not materially interfere with his then current professional activities or important personal activities and is not contrary to the best interests of Mr. Harker. The Company agrees to reimburse Mr. Harker, on an after-tax basis, for all expenses including pre-approved legal expenses, actually incurred in connection with his provision of testimony or assistance.

Mr. Harker will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company, its subsidiaries and affiliates or its or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that it shall advise the members of the Board of Directors and its senior officers not to disparage Mr. Harker and the Company shall use its reasonable business efforts to prevent them from doing so; provided, however, the Company’s obligations to Mr. Harker in the immediately preceding sentence shall not apply to any oral, written or electronic statements, representations or other communications made internally at the Company by any member of the Board of Directors or any of the Company’s senior officers if such oral, written or electronic statements, representations or other communications are made by any of the foregoing individuals in the course of such individual’s duties, responsibilities or obligations to the Company. Notwithstanding the foregoing, nothing in this Agreement shall preclude Mr. Harker or a representative of the Company from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

7.	Additional Provisions
A.	Mr. Harker acknowledges and agrees that:
-	Mr. Harker is entering into this Agreement knowingly and voluntarily and of Mr. Harker’s own free will and not because of any threats or duress;
-	Mr. Harker has been advised by this Agreement to consult with an attorney before signing this Agreement;
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Mr. Harker has read this Agreement and understands its provision, including that a portion of the consideration being paid by Nalco is for a release of any rights or claims under the Age Discrimination in Employment Act:

-	Mr. Harker understands that Mr. Harker may take up to 21 days to consider this Agreement before signing it;
-	After Mr. Harker signs this Agreement, Mr. Harker will have 7 days to revoke it;
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If Mr. Harker wants to revoke it, Mr. Harker must deliver a written notice of revocation to Ms. Mary Manupella at Nalco headquarters in Naperville, IL. If Mr. Harker does not revoke it within 7 days after having signed it, this Agreement will become final between and enforceable by the parties; and

-

If Mr. Harker chooses to revoke this Agreement within 7 days after Mr. Harker signs it, Mr. Harker will not receive consideration set forth above and he shall also be revoking the Amendment to the Management Members Agreement and all benefits thereunder (Mr. Harker acknowledges that the Management Members Agreement is conditioned upon his agreeing to this Agreement), or the other benefits described hereunder.

Any violation by Mr. Harker of the covenants, commitments, or obligations, in this Agreement shall release Nalco from its obligation to provide any other benefits promised in this Agreement and shall release any rights in the vesting of any units in Nalco LLC. Nalco’s right to withhold benefits and Nalco LLC’s right to refuse the vesting of any Nalco LLC units shall be without prejudice to any other remedy available to Nalco for breach of this Agreement.

B.

Mr. Harker shall not directly or indirectly employ, solicit for employment, or otherwise contract for the services of any individual who is an employee of the Company or its affiliates for a period of 5 years from the date of this Agreement.

C.

Mr. Harker agrees not to (directly or indirectly, individually or with others) do anything calculated or likely to have the effect of undermining, disparaging or otherwise reflecting negatively upon Nalco, its officers, directors, shareholders, employees, former employees agents, operations, reputation, goodwill, business practices, products, services, suppliers, employees of suppliers, and/or customers. Mr. Harker and Nalco agree that, because the exact amount of potential damages to Nalco resulting from Mr. Harker’s breach of this section is inherently difficult to determine with any precision, if a court finds that Mr. Harker has breached this section in any respect, Mr. Harker will pay all of Nalco’s actual attorneys’ fees and other litigation costs incurred in obtaining an injunction and/or judgment against Mr. Harker.

8.

Entire Agreement/Changes. This writing contains the entire Agreement between the parties. There is no agreement or understanding between Mr. Harker and Nalco about or pertaining to the termination of Mr. Harker’s employment with Nalco, or about Mr. Harker’s obligations to Nalco regarding Mr. Harker’s termination except those set forth in this Agreement. No changes to this Agreement shall be enforceable against Nalco unless agreed to and acknowledged by Nalco as evidenced by the signature of an authorized agent of Nalco.

9.

Severability. If any provision of this Agreement, other than the release sections, is held by a court of competent jurisdiction to be unlawful, such provision shall be stricken or modified by the court, and the remaining and/or modified provisions shall remain in full force and effect. If the release sections are held to be unlawful or unenforceable, the Agreement shall be voidable at Nalco’s option.

10.

Choice of Law, Interpretation, Venue. This Agreement shall be governed by Illinois law. This Agreement is a product of mutual authorship and shall be neutrally construed. Any action under this agreement which may be brought before the United States District Court for the Northern District of Illinois shall be brought before the United States District Court for the Northern District of Illinois.

In Witness Whereof, the parties have executed this Agreement on the date indicated:

NALCO COMPANY
By:
Title:	Mr. Daniel M. Harker